Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

January 31, 2007

Contact:     Connie Perrine

    Chief Financial Officer

    Omni Financial Services, Inc.

            (404) 250-7745

OMNI FINANCIAL SERVICES, INC. DECLARES DIVIDEND

ATLANTA, GA – Omni Financial Services, Inc. (NASDAQ: OFSI) today announced its board of directors declared a quarterly cash dividend of $0.05 per share at the January 30, 2007 board meeting. The dividend is payable on February 23, 2007 to shareholders of record as of February 9, 2007.

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Dalton, Georgia, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.’s common stock is traded on the NASDAQ Global Market under the ticker symbol “OFSI.” Additional information about Omni Financial is available on its website at www.onb.com.

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Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Omni Financial Services, Inc.’s business and growth strategies, competitive risks and other factors set forth from time to time in Omni Financial Services, Inc.’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Omni Financial Services, Inc. (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Omni Financial Services, Inc. from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Omni Financial Services, Inc. does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Omni Financial Services, Inc. complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.